UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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ACTIVISION BLIZZARD, INC.

(Name of Registrant as Specified In Its Charter)

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3100 Ocean Park Boulevard

Santa Monica, California 90405

June 18, 2018

Dear Stockholders:

We are writing to you on behalf of the Board of Directors (the “Board”) to request that you vote “FOR” the election of Elaine Wynn as a director of Activision Blizzard, Inc. (the “Company”), along with the other director nominees named in the Company’s 2018 Proxy Statement.

Certain proxy advisory firms have recommended votes “FOR” nine of the ten director nominees nominated by the Board, but recommended “AGAINST” Ms. Wynn’s election.  We understand that the recommendations to vote “AGAINST” Ms. Wynn are solely due to her 2017 board and committee attendance record.

Since becoming a member of our Board in 2013, Ms. Wynn has made significant contributions to the Company, and the Board believes that Ms. Wynn will continue to do so.  Since 2013, the Company’s revenues have increased by 53% and our stock price appreciated by 496% through the end of 2017.  Ms. Wynn has had extensive experience in the entertainment field, stemming from her lengthy service as a co-founder and director of Wynn Resorts, one of the top resort and casino companies in the world.  She helped guide Wynn Resorts’ expansion into Asia, with the opening of Wynn Macau in 2006. Previously, Ms. Wynn co-founded and helped to lead Mirage Resorts from 1976 to 2000.  She has also held several leadership positions with civic organizations at both the state and national levels. With over fifty years in the gaming industry, Ms. Wynn’s background and in-depth operating experience at large, international public companies represent an important resource for our Board.  She brings a diverse, inclusive and unique perspective to our Board as we face new and emerging business challenges and opportunities in a changing society.

Ms. Wynn attended 88% of all Board meetings during 2017, excluding Compensation Committee meetings, and attended 100% of the Board and Compensation Committee meetings held during the fourth quarter of 2017.  Ms. Wynn’s attendance was limited earlier in 2017 in some cases because of unavoidable scheduling conflicts, particularly with respect to meetings which were required to be scheduled on shorter notice.  For meetings that Ms. Wynn was unable to attend, she received meeting materials, held pre-calls or post-calls with relevant Board or Compensation Committee members based on the topics discussed during such meetings, and her points of view were received, considered and valued.  Looking ahead to meetings for 2018, Ms. Wynn has committed to attend at least 75% of all meetings of the Board and committees on which she serves.

On behalf of the Board and for the reasons described above, we continue to recommend that you vote “FOR” all of the director nominees named in the Company’s 2018 Proxy Statement, including director Elaine Wynn.

Please refer to the 2018 Proxy Statement (available at https://materials.proxyvote.com/00507V) for instructions on how to submit your vote.  The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

We appreciate your consideration and continued support.

Sincerely,

Activision Blizzard, Inc.